Exhibit 99.1

LookSmart, Ltd.

625 Second Street

San Francisco, CA 94107

Telephone: (415) 348-7000

Facsimile: (415) 348-70xx

August 1, 2005

Julie Sullenger

2963 California Street #2

San Francisco, CA 94115

Dear Julie,

I am pleased to offer you a full-time, regular position with LookSmart Ltd. As discussed, your title will be Vice President, Publisher Products. In this position, you will be reporting to me and you will be working as part of the Executive Team.

Your start date will be August 8, 2005. Your compensation on joining is US $125,000 per annum, paid in accordance with the Company’s regularly established policies. In addition, your incentive compensation at 100% of “plan” will be $65,000. Earned incentive compensation will be paid on a quarterly basis, based on your achievement of approved quarterly performance targets that are mutually developed by the two of us. These targets will include measures of corporate, business unit and individual performance. Any incentive compensation earned by you during calendar year 2005 will be prorated, based on your date of employment. We will also guarantee your full bonus payment pro-rated for 3 months. You will be eligible to enroll in LookSmart’s benefits package. Details of LookSmart’s benefit plans are provided in the Suite of Benefits document. You should note that the Company may modify salaries and benefits from time to time, as it deems necessary.

You should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result you are free to resign at anytime for any reason or no reason, similarly the Company is free to terminate its employment relationship with you at any time, with or without cause, and with or without notice.

Stock Options

At hire, you will be granted 100,000 stock options, which will be presented to the Board or its designee for approval as soon as possible after your start date. The exercise price for your options will be the closing price of LookSmart, Ltd. stock as quoted on the NASDAQ exchange on the day of grant. Your options will vest over a period of four years, with the first 25% vesting at your one-year anniversary. The remaining 75% will vest monthly thereafter (1/48 per month). Such options shall be subject to terms and conditions of the Company’s Stock Option Plan and Stock Option Agreements. I am happy to provide you with a copy of the Plan.

Other

This offer of employment is also contingent upon presenting-verification of your identity and your legal right to work in the United States. As well as approval from LookSmart’s compensation committee.

You are required to observe at all times all LookSmart policies and procedures, as set forth in the Employee Handbook.

In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that all such disputes, including but not limited to, claims of harassment, discrimination and wrongful termination, shall be settled by binding arbitration held in San Francisco, California, under the Arbitration Rules set forth in California Code of Civil Procedure Section 1280, et seq., including Section 1283.05, (the “Rules”) and pursuant to California law. A copy of the Rules is available for your review prior to signing this Agreement.

In order to make this a valid agreement, please sign this letter, initial each page, and return to Cindy Telford in Human Resources. If you require clarification of any matter, please feel free to contact me.

We look forward to you joining us.

Sincerely,

/s/ Dave Hills
Dave Hills Chief Executive Officer

Accepted and agreed to by:	/s/ Julie Sullenger	Date:	08·08·05
Julie Sullenger (signature)